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SEI Investments Company
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  SEI Notice of
  Annual Meeting

  OF SHAREHOLDERS TO BE HELD MAY 23, 2007

SEI INVESTMENTS COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2007

The Annual Meeting of Shareholders of SEI Investments Company, a Pennsylvania business corporation, will be held at 9:30 a.m., local time, Wednesday, May 23, 2007, at 1 Freedom Valley Drive, Oaks, PA 19456-1100, for the following purposes:

1.	To elect three directors with a term expiring at our 2010 Annual Meeting of Shareholders;

2.	To approve the SEI 2007 Equity Compensation Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants to examine SEI’s consolidated financial statements for 2007; and

4.	To transact such other business as may properly come before our 2007 Annual Meeting of Shareholders or any adjournments thereof.

Only shareholders of record at the close of business on April 4, 2007 will be entitled to notice of, and to vote at, our 2007 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Directors,

William M. Doran
Secretary
April 13, 2007

Your vote is important. Accordingly, you are asked to complete, sign, and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States. Most shareholders also have a choice of voting over the Internet or by telephone. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available.

REQUEST ELECTRONIC DELIVERY OF ANNUAL MEETING DOCUMENTS.

Shareholders may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service please see page 18 of the attached Proxy Statement for further information.

SEI Investments Company
Oaks, PA 19456-1100

SEI INVESTMENTS COMPANY

OAKS, PA 19456-1100

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEI Investments Company (“SEI,” “the Company,” “we,” or “our”) of proxies for use at our 2007 Annual Meeting of Shareholders to be held on May 23, 2007 and at any adjournments thereof. Action will be taken at our 2007 Annual Meeting of Shareholders to elect three directors with a term expiring at our 2010 Annual Meeting of Shareholders; to approve the adoption of the SEI 2007 Equity Compensation Plan (the “Plan”); to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to examine SEI’s consolidated financial statements for 2007; and to consider such other business as may properly come before our 2007 Annual Meeting of Shareholders and any adjournments thereof. This Proxy Statement, the accompanying proxy card, and our Annual Report for 2006 will be sent to our shareholders on or about April 13, 2007.

VOTING AT THE MEETING

Only the holders of shares of our common stock, par value $.01 per share (“Shares”), of record at the close of business on April 4, 2007 are entitled to vote at our 2007 Annual Meeting of Shareholders. On that date, there were 98,820,825 Shares outstanding and entitled to be voted at our 2007 Annual Meeting of Shareholders. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on the books of SEI. See “Ownership of Shares” for information regarding the ownership of Shares by directors, nominees, officers and certain shareholders of SEI.

The Shares represented by each properly executed proxy card will be voted in the manner specified by the respective shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to our Board of Directors of the nominees listed herein; FOR the approval of the Plan; and FOR the ratification of the appointment of PwC as independent registered public accountants to examine SEI’s consolidated financial statements for 2007. If any other matters are properly presented for action at the meeting, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

In addition to proxy cards, we also offer electronic voting to all registered shareholders to enable them to direct the voting of their shares. Registered shareholders and participants in an SEI employee savings plan in the United States or Canada may submit proxies or voting instructions by telephone by dialing 1-800-690-6903, having a copy of the proxy card available for reference and following the voice prompts. Registered shareholders and SEI savings plan participants may also submit proxies or voting instructions via the Internet by accessing the following website: WWW.PROXYVOTE.COM, having a copy of the proxy card available for reference and marking the appropriate boxes. Beneficial owners of shares held through a broker, bank or nominee may submit voting instructions by telephone or via the Internet if the firm holding shares for their account offers any of these voting methods. Beneficial shareholders should refer to the instructions on how to vote provided by that firm. Please read both the Proxy Statement and the Annual Report before you cast your vote.

Should you choose to take advantage of voting via the Internet, you will have the option immediately following the casting of your vote to elect to receive future shareholder communications, including the Proxy Statement and Annual Report, electronically over the Internet. Please note that although there is no charge to vote via the Internet, there may be costs associated with accessing the Internet, such as charges from Internet access providers and telephone companies. These costs are your responsibility. Also, please be aware that we are not involved in the operation of the Web site and cannot take responsibility for any inaccurate, erroneous, or incomplete information that may appear.

Shareholders who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any registered shareholder, savings plan participant or holder of a legal proxy who wishes to vote in person at the Annual Meeting. Any shareholder giving a proxy or other voting instruction has the right to revoke it by providing written notice of revocation to our Secretary at any time before the proxy or voting instruction is voted. Under the Pennsylvania Business Corporation Law, if a shareholder (including a nominee, broker, or other record owner) records the fact of abstention or fails to vote (including broker nonvotes) either in person or by proxy, such action is not considered a vote cast and will have no effect on the proposals submitted to the shareholders described in this Proxy Statement, but the shareholder will be considered present for purposes of determining a quorum.

(PROPOSAL NO.1): ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members and is divided into three classes comprised of three directors each. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal of a director. At our 2007 Annual Meeting, our shareholders will be asked to vote upon the election of three nominees to the class of directors of the Company whose term expires at the 2010 Annual Meeting. The election of the three nominees will be made by a plurality of votes cast at our 2007 Annual Meeting of Shareholders. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary.

The Board of Directors, following the nominating process described elsewhere in this Proxy Statement, has nominated Alfred P. West, Jr., William M. Doran and Howard D. Ross for election at our 2007 Annual Meeting. Each of these nominees are currently members of the Board and Mr. Ross is “independent” within the meaning of Rule 4200 promulgated by The NASDAQ Stock Market, Inc. All three nominees have consented to be named and to serve if elected. We do not know of anything that would preclude these nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as our Board of Directors may recommend or the number of directors to be elected at our 2007 Annual Meeting of Shareholders will be reduced accordingly.

Our Board of Directors unanimously recommends that at our 2007 Annual Meeting of Shareholders the shareholders vote FOR the election of Mr. West, Mr. Doran and Mr. Ross to the class of directors whose term expires at our 2010 Annual Meeting of Shareholders

Set forth below is certain information concerning Mr. West, Mr. Doran and Mr. Ross, and each of the six other current directors whose terms continue after our 2007 Annual Meeting of Shareholders.

NOMINEES FOR ELECTION AT OUR 2007 ANNUAL MEETING OF SHAREHOLDERS WITH TERMS EXPIRING IN 2010:

Alfred P. West, Jr., 64, has been the Chairman of our Board of Directors and our Chief Executive Officer since our inception in 1968.

William M. Doran, 66, has been a director since March 1985 and has been Chairman of the Legal and Regulatory Oversight Committee of our Board of Directors since 2004. Mr. Doran has been the Secretary of the Company for more than the past five years. From October 1976 to October 2003, Mr. Doran was a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, PA, a firm that provides significant legal services to SEI, our subsidiaries and our mutual funds. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Index Funds, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, and Bishop Street Funds, each of which is an investment company for which our subsidiaries may act as advisor, administrator and/or distributor. Mr. Doran is also a director of SEI Investments Distribution Co., SEI Investments (Asia), Limited, SEI Investments (Europe) Ltd., SEI Investments Global, Limited, SEI Investments Global Fund Services Limited, SEI Investments – Unit Trust Management (UK) Limited and SEI Asset Korea, Co. Ltd.

Howard D. Ross, 55, has been a director since May 2004 and is a member of the Audit Committee and the Legal and Regulatory Oversight Committee. Since 1999, Mr. Ross has been a managing director of LLR Partners Inc., which manages two private equity funds, LLR Equity Partners, L.P. and LLR Equity Partners II, L.P. He currently serves on the boards of directors of Five Below, Inc., Gestalt, LLC, Maxwell Systems, Inc., and Taratec Development Corporation. He was a certified public accountant for over 25 years and was a member of the American and Pennsylvania Institutes of Certified Public Accountants.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2008:

Sarah W. Blumenstein, 60, has been a director since May 2001 and is a member of the Legal and Regulatory Oversight Committee of our Board of Directors. From 1996 to 2002, Ms. Blumenstein was a public member of the Liaison Committee on Medical Education, which accredits all medical schools in the United States and Canada. From 1994 to 2003, Ms. Blumenstein served as a court-appointed Special Advocate for the Juvenile Court of Cook County. From 2000 to 2006, Ms. Blumenstein was a member of the board of directors, Fiscal Affairs Committee, and Investment Plan Subcommittee of Lake Forest Hospital. She also served on the board of Children’s Memorial Institute for Education and Research and on the Women’s Boards of Children’s Memorial Medical Center and Lake Forest College for fifteen years.

Kathryn M. McCarthy, 59, has been a director since October 1998 and is a member of the Audit and Compensation Committees of our Board of Directors. She is also an independent consultant and financial advisor. Ms. McCarthy is a director and a member of the Trust and Audit Committee of the Rockefeller Trust Companies (New York). From February 2000 to May 2003, Ms. McCarthy was a Managing Director at Rockefeller & Co., Inc. Ms. McCarthy was the President of Marujupu, LLC (a New York based family office) from November 1996 to June 1999. She was a consultant to Marujupu, LLC on investment and wealth transfer matters from June 1999 to June 2000. From June 1992 to October 1996, Ms. McCarthy was a Senior Financial Counselor and portfolio manager with Rockefeller & Co., Inc., a family office and investment manager.

Henry H. Porter, Jr., 72, has been a director since September 1981. He is the Chairman of our Audit Committee and is a member of the Compensation Committee of our Board of Directors. After having served in financial management positions in two large public companies, since 1980 Mr. Porter has been a private investor and an outside director for a number of financial services organizations.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2009:

Richard B. Lieb, 59, has been a director since 1994. From October 2002 to December 2003, Mr. Lieb served as the President and Chief Executive Officer of The Dewey Companies, a residential real estate development firm. Mr. Lieb was our Executive Vice President from 1990 until September 2002. During 2002, Mr. Lieb was a Senior Fellow at the SEI Center for Advanced Studies in Management at the Wharton School of the University of Pennsylvania. Mr. Lieb served as President of our Investment Systems and Services Unit from 1994 until 2001 and was President and Chief Executive Officer of our Insurance Asset Services Division from March 1989 until October 1990. From 1986 to 1989, Mr. Lieb served in various executive positions with SEI.

Carmen V. Romeo, 63, has been a director since June 1979. From December 1985 to December 2004, Mr. Romeo served as an Executive Vice President of the Company. Mr. Romeo was our Treasurer and Chief Financial Officer from June 1979 until September 1996. Mr. Romeo officially retired from the Company effective December 31, 2004. Mr. Romeo also is a member of the boards of trustees of LaSalle University, Philadelphia, PA, and American University of Rome, Rome, Italy.

Thomas W. Smith, 78, has been a director since May 2004 and is the Chairman of the Compensation Committee. Mr. Smith founded and has been managing partner of Prescott Investors, a private investment firm, since 1973. Mr. Smith currently serves as a director of Pre-Paid Legal Services, Inc. and has in the past served as a director for a number of companies.

(PROPOSAL NO.2) APPROVAL OF SEI 2007 EQUITY COMPENSATION PLAN

On April 3, 2007, the Board of Directors adopted, subject to shareholder approval at the meeting, the SEI 2007 Equity Compensation Plan (the “Plan”). The Board of Directors has directed that the proposal to approve the Plan be submitted to the Company’s shareholders for their approval at the meeting. Also, shareholder approval is being sought (i) so that the compensation attributable to grants under the Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (the “Code”) (see discussion of “Section 162(m)” under “Federal Income Tax Consequences” below), and (ii) in order to meet The NASDAQ Stock Market, Inc. corporate governance listing standards. The affirmative vote of a majority of the votes cast at our 2007 Annual Meeting of Shareholders by the holders of the outstanding Shares is required for the approval of the Plan by the shareholders.

The Board of Directors believes that the approval of the Plan by the shareholders will further SEI’s compensation structure and strategy. The Company’s ability to attract, retain and motivate top quality management, employees, non-employee directors and consultants is material to SEI’s success, and the Board of Directors has concluded that this would be enhanced by the Company’s ability to make grants under the Plan. In addition, the Board of Directors believes that the interests of the Company and its shareholders will be advanced if the Company can offer its employees, non-employee directors and consultants the opportunity to acquire or increase their proprietary interests in the Company. The Company currently maintains the SEI 1998 Equity Compensation Plan (the “1998 Plan”). The Company intends to freeze the 1998 Plan and will make no future grants under the 1998 Plan upon approval of this Plan. The Board of Directors believes that the issuance of all future equity grants under the Plan, as opposed to under the 1998 Plan, will standardize the Company’s equity practices. The 1998 Plan had 3,146,938 shares of common stock remaining available for issuance as of March 15, 2007. If the Plan is approved by the shareholders, on and after the effective date of the Plan, the Company will not make any further grants under the 1998 Plan. Consequently, the incremental increase in the number of Shares available for issuance under the Company’s equity compensation plans as a result of the adoption of the Plan is 6,853,062 Shares. During 2006, options to purchase 1,787,000 Shares were granted under the 1998 Plan.

The material terms of the Plan are summarized below. This summary of the Plan is not intended to be a complete description of the Plan and is qualified in its entirety by the actual text of the Plan to which reference is made.

MATERIAL FEATURES OF THE PLAN

General. The Plan provides that grants may be in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”), and (iii) stock appreciation rights (“SARs”). The Plan does not provide for the grant of restricted stock awards.

Subject to adjustment in certain circumstances as described below, the Plan authorizes up to 10,000,000 shares of common stock for issuance. If and to the extent options and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised after the effective date of the Plan, the shares subject to such grants will become available again for purposes of the Plan. However, shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights may not again be made available for issuance under the Plan.

The Plan provides that the maximum aggregate number of shares of common stock with respect to which grants may be made to any individual during any calendar year is 200,000 shares, subject to adjustment as described below.

If approved by the shareholders, the Plan will become effective on June 1, 2007.

Administration. The Plan is administered and interpreted by the Compensation Committee; however, the Board of Directors or its delegate will make grants under the Plan to SEI’s non-employee directors. The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size and terms of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the limitations described below, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for grants under the Plan, and (vi) deal with any other matters arising under the Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. The Compensation Committee presently consists of Messrs. Smith and Porter and Ms. McCarthy, each of whom is a non-employee director of SEI. Day-to-day administrative functions of the Plan may be performed by employees of SEI, as approved by the Compensation Committee.

Eligibility for Participation. All of the employees (including officers and members of the Board of Directors) of the Company and its subsidiaries are eligible for grants under the Plan. Non-employee directors of the Company or any subsidiary are also eligible to receive grants under the Plan. In addition, consultants of the Company and its subsidiaries are also eligible to receive grants under the Plan. As of March 15, 2007, approximately 2,200 employees, eight non-employee directors and approximately 500 consultants will be eligible to receive grants under the Plan. During 2006, 394 employees and non-employee directors and one consultant received grants under the 1998 Plan.

TYPES OF AWARDS.

Stock Options

The Compensation Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or so-called “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees of the Company and certain of its subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Plan will be equal to or greater than the fair market value of the underlying shares of common stock on the date of grant; however, if a participant who will be granted an ISO is a person who holds more than ten percent of the total combined voting power of all classes of outstanding stock of the Company, the exercise price per share of an ISO granted to such person must be at least 110 percent of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Compensation Committee determines the term of each option; provided, however, that the term may not exceed ten years from the date of grant and, if the recipient of an ISO is a person who holds more than 10 percent of the combined voting power of all classes of outstanding stock of the Company, the term for such person may not exceed five years from the date of grant. The vesting period for options commences on the date of grant, or upon the achievement of such vesting requirements, and ends on such date as is determined in each case by the Compensation Committee, in its sole discretion, which is specified in the grant letter. Options may be exercised only while the participant is actively employed by or actively providing service to the Company unless the Compensation Committee provides for a period after such active employment or service in which the option may be exercised. A participant may exercise an option by delivering notice of exercise to the Company or its designated agent. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash or by check, (ii) by delivering shares of common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the Plan. Upon exercise of a SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. Such payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the participant is actively employed by or actively providing service to the Company, unless the Compensation Committee provides for a period after termination of such active employment or service in which the option may be exercised.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding common stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of common stock available for issuance under the Plan, the maximum number of shares of common stock which any individual may receive pursuant to grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such grants shall be appropriately adjusted by the Compensation Committee, in such manner as the Compensation Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding grants.

Change in Control. In the event of a change in control, the Compensation Committee may take any of the following actions with respect to outstanding grants: (i) determine that outstanding options and SARs will be fully exercisable as of the date of the change in control or at such other time as the Compensation Committee determines, (ii) require that participants surrender their options and SARs in exchange for payment by the Company, in cash or shares of common stock as determined by the Compensation Committee, in an amount equal to the amount by which the then-fair market value subject to the participant’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable, (iii) after giving participants the opportunity to exercise their options and SARs, the Compensation Committee may terminate any or all unexercised options and SARs at such time as the Compensation Committee determines appropriate, or (iv) determine that grants that remain outstanding after the change in control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Foreign Participants. If any individual who receives a grant under the Plan is subject to taxation in countries other than the United States, the Plan provides that the Compensation Committee may make grants to such individuals on such terms and conditions as the Compensation Committee determines appropriate to comply with the laws of the applicable countries.

Repricing of Options. The Plan includes a restriction providing that, without shareholder approval, neither the Compensation Committee nor the Board of Directors can amend or replace options previously granted under the Plan in a transaction that constitutes a “repricing” as that term is defined under the Company’s corporate governance listing standards. Adjustments to the exercise price or number of shares of common stock subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

Amendment and Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time, subject to shareholder approval, if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Plan after June 1, 2017.

The last sales price of the Company’s common stock on March 15, 2007, was $58.64 per share.

FEDERAL INCOME TAX CONSEQUENCES

The federal income tax consequences arising with respect to awards granted under the Plan will depend on the type of the award. The following provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of shareholders considering how to vote at the meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

The grant of an ISO or NQSO will create no tax consequence for the grantee or the Company. A grantee will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. Upon exercising an NQSO, the grantee must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares received. The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the grantee.

A grantee’s disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares (the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option, except that the Company will be entitled to a deduction (and the grantee will recognize ordinary income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods are satisfied.

The grant of an SAR will create no tax consequence for the grantee or the Company. Upon exercising an SAR, the grantee must generally recognize ordinary income equal to the cash received and the fair market value of any shares received. The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the grantee.

A grantee’s disposition of shares acquired by the exercise of an SAR, generally will result in capital gain or loss measured by the difference between the sale price and the grantee’s tax basis in such shares (the amount of ordinary income recognized by the grantee at the time of exercise of the SAR).

Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or any of its four other most highly compensated officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that options and SARs granted at the fair market value of the common stock on the date of grant will qualify as performance-based compensation.

The Plan provides that the Company has the right to require the recipient of any award under the Plan to pay to the Company an amount necessary for the Company to satisfy its federal, state or local tax withholding obligations with respect to such grants. The Company may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. If the Compensation Committee permits, a participant may satisfy the Company’s withholding obligation by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

AVAILABILITY OF PLAN DOCUMENT

The full text of the Plan is included in a Current Report on Form 8-K, filed by SEI on April 11, 2007.

BOARD RECOMMENDATION

The Board of Directors believes that the adoption of the Plan will enable the Company to provide significant equity-based incentives to employees, non-employee directors and consultants who are expected to contribute materially to the Company’s future success. Accordingly, the Board of Directors unanimously recommends approval of the Plan by the shareholders.

(PROPOSAL NO. 3) RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as independent registered public accountants to examine SEI’s consolidated financial statements for 2007. In accordance with SEI’s past practices, this selection will be presented to the shareholders for ratification at our 2007 Annual Meeting of Shareholders; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, our Audit Committee has ultimate authority with respect to the selection of SEI’s independent registered public accountants. If the shareholders do not ratify the appointment of PwC, the selection of independent registered public accountants may be reconsidered by our Audit Committee. Representatives of PwC are expected to be available at our 2007 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they so desire.

The following is a summary of the fees billed to SEI by PwC for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Category	2006	2005
Audit Fees (1)	$3,994,786	$2,299,650
Audit-related Fees (2)	$181,282	$284,293
Tax Fees (3)	$468,509	$837,466
All Other Fees (4)	$3,900	$33,312
	$4,648,477	$3,454,721

(1)	Audit fees for the years ended December 31, 2006 and 2005, respectively, were for professional services rendered for the audits and interim quarterly reviews of SEI’s consolidated financial statements and other statutory and subsidiary audits.

(2)	Audit-related fees for the year ended December 31, 2006 and 2005, respectively, were for employee benefit plan audits, consultations concerning financial accounting and reporting standards, internal control reviews and other attestation services

(3)	Tax fees for the years ended December 31, 2006 and 2005, respectively, were for tax compliance, including the review or preparation of tax returns, general tax planning and advice and expatriate tax services.

(4)	All other fees for the years ended December 31, 2006 and 2005, respectively, were for conferences and seminars, miscellaneous foreign consulting, and various other services. During the year ended December 31, 2005, other fees totaling $2,135, or .06 percent of total fees, were paid to PwC, for which the de minimus exception was used.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and regarding pre-approval of the fees for such services. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors to provide these services, as well as certain fee levels for these services. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the pre-approved fee levels.

The affirmative vote of a majority of the votes cast at our 2007 Annual Meeting of Shareholders by the holders of the outstanding Shares is required for the ratification of this appointment. Our Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.

CORPORATE GOVERNANCE

GOVERNANCE PRINCIPLES

The governance principles of our Board of Directors include the charter of our Audit Committee, Compensation Committee and Legal and Regulatory Oversight Committee, our Code of Conduct, our Complaint Procedures and Non-Retaliation Policy, and our Code of Ethics for our Senior Financial Officers. Each of these documents and various other documents embodying our governance principles, including our Code of Conduct, are published on the Corporate Governance section of our website at www.seic.com. Amendments and waivers of our Code of Ethics for our Senior Financial Officers will either be posted on our website or filed with the Securities and Exchange Commission on Form 8-K.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE AND OTHER MATTERS

Our Board of Directors has determined that each of Ms. Blumenstein, Ms. McCarthy and Messrs. Porter, Ross, Lieb and Smith, is an “independent director” as such term is defined in Rule 4200 promulgated by The NASDAQ Stock Market, Inc. In this Proxy Statement, these six directors are referred to individually as an “independent director” and collectively as the “independent directors.”

MEETINGS OF INDEPENDENT DIRECTORS

Our independent directors meet in regularly scheduled executive sessions without management present. Kathryn McCarthy is responsible for chairing the executive sessions of the Board of Directors.

BOARD AND COMMITTEE MEETINGS

Our Board of Directors held 11 meetings in 2006. During the year, each director attended at least 75 percent of the meetings of our Board of Directors and of the committees on which he or she served. While we do not have a specific written policy with regard to attendance of directors at our annual meetings of shareholders, we encourage, but do not mandate, board member attendance at our annual meetings of shareholders, particularly with respect to board members who are up for election at that annual meeting. A majority of our directors attended our 2006 Annual Meeting of Shareholders. The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Legal and Regulatory Oversight Committee.

Our Audit Committee held 10 meetings in 2006. The principal functions of the Audit Committee, which operates pursuant to a formal written charter, are to assist our Board of Directors in its oversight of the quality and integrity of our financial reporting process, and to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The current members of the Audit Committee are Messrs. Porter and Ross and Ms. McCarthy, each of whom is an independent director. Our Board of Directors has determined that Mr. Ross is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. A current copy of the charter of the Audit Committee may be viewed on the Company’s website at www.seic.com under “About SEI – Corporate Governance – Governance.”

Our Compensation Committee held two meetings in 2006. The principal function of the Compensation Committee is to administer our compensation programs, including certain stock plans and bonus and incentive plans, as well as the salaries of senior corporate officers and employment agreements between SEI and senior corporate officers. The Compensation Committee members are Messrs. Smith and Porter and Ms. McCarthy, each of whom is an independent director. A current copy of the charter of the Compensation Committee may be viewed on the Company’s website at www.seic.com under “About SEI – Corporate Governance – Governance.” The Compensation Committee establishes director and executive officer compensation in accordance with the authority granted by its charter and the Board-approved compensation plans the Committee administers. The Committee may delegate its responsibilities under limited circumstances to a subcommittee composed only of a subset of Committee members. Also, under the terms of the Board- and shareholder-approved equity compensation plans, the Committee is authorized to provide our CEO with limited authority to make stock-based awards to non-executive employees in connection with recruitment, retention, performance recognition or promotion; however, the Committee has not authorized our CEO to make any equity grants to our executive officers.

Our Legal and Regulatory Oversight Committee held three meetings in 2006. The principal function of the Legal and Regulatory Oversight Committee is to oversee our compliance with rules and regulations of the various regulatory bodies having jurisdiction over the business and operations of the Company and its subsidiaries. The members of the Legal and Regulatory Oversight Committee are Messrs. Doran, Lieb and Ross and Ms. Blumenstein. A current copy of the charter of the Legal and Regulatory Oversight Committee may be viewed on the Company’s website at www.seic.com under “About SEI – Corporate Governance – Governance.”

NOMINATING PROCESS

Our Board of Directors does not have a nominating committee and, accordingly, has not adopted a nominating committee charter. As established by resolution of our Board of Directors in its approval of our nominating process, nominees for election to our Board of Directors are either selected by a majority of our independent directors or recommended by a majority of our independent directors for selection by our Board of Directors. It is the view of our Board of Directors that this function has been performed effectively by our Board of Directors, and that it is not necessary for us to have a separate nominating committee or charter for this purpose.

Board candidates are considered based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our shareholders and personal integrity and judgment. Directors are also considered based on their diverse backgrounds and on contributions that they can make to SEI, as well as their ability to fill a current board need. In addition, directors must have time available to devote to activities of our Board of Directors and to enhance their knowledge of SEI’s industry. Accordingly, while there is no exact formula, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to SEI.

Our Board of Directors considers recommendations for nominations from a wide variety of sources, including members of our Board of Directors, business contacts, our legal counsel, community leaders and members of our management. Our Board of Directors will also consider shareholder recommendations for director nominees that are received in a timely manner. Subject to compliance with statutory or regulatory requirements, our Board of Directors does not expect that candidates recommended by shareholders will be evaluated in a different manner than other candidates. All such recommendations should be submitted in writing to our Secretary at our principal offices (1 Freedom Valley Drive, Oaks PA 19456-1100) no later than December 14, 2007. The Board’s current policy in respect of Board Nominees and Shareholder Communications may be viewed on the Company’s website at www.seic.com under “About SEI - Corporate Governance - Governance.”

SHAREHOLDER COMMUNICATIONS TO OUR BOARD OF DIRECTORS

Shareholders may send communications to our Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of our Board of Directors, care of our Secretary, to our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100). Our Board of Directors relies on our Secretary to forward written questions or comments to the full Board of Directors, named directors or specific committees of our Board of Directors, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within SEI, as appropriate. The Board’s current policy in respect of Board Nominees and Shareholder Communications may be viewed on the Company’s website at www.seic.com under “About SEI – Corporate Governance – Governance.”

OWNERSHIP OF SHARES

The following table contains information as of March 15, 2007 (except as noted) relating to the beneficial ownership of Shares by our Chief Executive Officer and Chief Financial Officer, each of our five other most highly compensated executive officers, by each of the members of our Board of Directors (including nominees), by all members of our Board of Directors (including nominees) and executive officers in the aggregate, and by the holders of 5 percent or more of the total Shares outstanding. As of March 15, 2007, there were 98,811,742 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within the direct knowledge of SEI. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the Shares listed.

	Number of Shares	Percentage of
Name of Individual or Identity of Group	Owned (1)	Class (2)
Alfred P. West, Jr. (3)	18,979,123	19.15%
Thomas W. Smith (4)	7,279,412	7.37%
William M. Doran (5)	4,759,498	4.81%
Carmen V. Romeo (6)	1,849,880	1.87%
Richard B. Lieb (7)	580,499	*
Henry H. Porter, Jr.	410,775	*
Kathryn M. McCarthy	78,300	*
Sarah W. Blumenstein	21,744	*
Howard D. Ross	8,000	*
Dennis McGonigle	558,504	*
Joseph P. Ujobai	159,590	*
Edward D. Loughlin	511,225	*
Robert F. Crudup	180,370	*
Wayne M. Withrow	301,303	*
N. Jeffrey Klauder	115,250	*
All executive officers and directors as a group (18 persons) (8)	35,915,944	35.77%

Scott J. Vassalluzzo (9)	5,370,516	5.48%

*	Less than one percent.

(1)	Includes, with respect to Messrs. Smith, Doran, Romeo, Lieb, Porter and Ross, and Ms. McCarthy and Ms. Blumenstein and Messrs. McGonigle, Ujobai, Loughlin, Crudup, Withrow and Klauder, 8,000, 70,000, 38,000, 42,000, 70,000, 8,000, 64,000, 20,000, 172,500, 152,500, 153,500, 150,000, 260,500 and 114,500 shares, respectively, that may be acquired upon exercise of stock options that are exercisable within 60 days of March 15, 2007. Of the shares owned by SEI directors and executive officers, Messrs Doran, Romeo, Ujobai and Withrow have pledged as security to third parties 312,573, 1,434,780, 587 and 40,500 shares, respectively. See also note 3.

(2)	Applicable percentage of ownership is based on 98,811,742 Shares outstanding on March 15, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally means voting or investment power with respect to securities. Shares issuable upon the exercise of stock options that are exercisable currently or within 60 days of March 15, 2007 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for Shares that are held jointly with a person’s spouse or are subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting and investment power with respect to all Shares shown as beneficially owned by such shareholder.

(3)	Includes 24,000 Shares held by Mr. West’s wife and 4,445,228 Shares held in trusts for the benefit of Mr. West’s children (the “Children’s Trusts”), of which trusts Mr. West’s wife is a trustee or co-trustee. Also includes 140,000 Shares held in a trust for the benefit of Mr. Doran’s children, of which trust Mr. West is a trustee. Also includes 64,574 Shares held in trusts for the benefit of Mr. West’s mother, of which trusts Mr. West is a trustee. Also includes 2,118 Shares held in a trust for the benefit of Mr. West’s mother (the “Residuary Trust”), and 5,514 Shares held by a charitable trust of which Mr. West is a trustee, as Mr. West may be deemed to have voting and investment power over these Shares. Mr. West disclaims beneficial ownership of the Shares held in these trusts. Also includes 4,537,500 Shares held by AP West Associates, L.P., a Delaware limited partnership of which Mr. West is the sole general partner, and 324,990 Shares held by the West Family Foundation, of which Mr. West is a director and officer. Accordingly, Mr. West shares voting and investment power with respect to these Shares. Also includes 32,200 Shares held by West Senior Securities Fund, L.P., a Delaware limited partnership of which the Residuary Trust is the general partner and a limited partner. Mr. West may be deemed to have voting and investment power with respect to the Shares held by West Senior Securities Fund, L.P. and disclaims beneficial ownership of these Shares. Mr. West’s address is c/o SEI Investments Company, Oaks, PA 19456-1100. Mr. West and his wife, certain of the Children’s Trusts and the West Family Foundation have pledged Shares held directly or indirectly by them to JP Morgan Chase Bank and its subsidiaries and affiliates (“JP Morgan”) as security for certain loans, letters of credit or other financial accommodations extended by JP Morgan. The amount of Shares pledged as of April 6, 2006, was approximately 14,483,600 Shares and is subject to adjustment. These pledges are more fully described in the Schedule 13D filed by Mr. West with the Securities and Exchange Commission, as amended from time to time.

(4)

As of March 15, 2007, Mr. Smith beneficially owned 7,271,412 Shares, including 5,370,516 Shares (the “Managed Account Shares”) beneficially owned in his capacity as investment manager for certain managed accounts (the “Managed Accounts”). Mr. Smith shared voting and investment control over 5,370,516 Managed Account Shares with Mr. Scott J. Vassalluzzo. Mr. Vassalluzzo is a co-investment manager for certain of the Managed Accounts. The Managed Accounts consist of investment accounts for: (i) three private investment limited partnerships (for which Messrs. Smith and Vassalluzzo are each a general partner), (ii) an employee profit-sharing plan of a corporation wholly-owned by Mr. Smith (for which Messrs. Smith and Vassalluzzo are each a trustee), (iii) certain family members of Mr. Smith (including trusts established for the benefit of certain family members of Mr. Smith), and (iv) a private charitable foundation established by Mr. Smith (for which Mr. Smith acts as trustee). In addition, Mr. Smith owned 1,112,000 Shares for his own account.

Voting and investment authority over Managed Accounts established for the benefit of certain family members and friends of Mr. Smith is subject to each beneficiary’s right, if so provided, to terminate or otherwise direct the disposition of the Managed Account Shares. The business address for Messrs. Smith and Vassalluzzo and each of the Managed Accounts is 323 Railroad Avenue, Greenwich, CT 06830. Messrs. Smith and Vassalluzzo and the Managed Accounts may comprise a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(5)	Includes an aggregate of 4,204,030 Shares held in trusts for the benefit of Mr. West’s children, of which trusts Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in each of these trusts. Also includes 27,200 Shares held by Mr. Doran’s wife, 11,447 Shares held in the Family Trust created in November 2004 immediately following the expiration of the William M. Doran 2002 Grantor Retained Annuity Trust and the William M. Doran 2004 Grantor Retained Annuity Trust of which trusts Mrs. Doran is the trustee. Also includes 15,000 Shares held by the Doran Family Foundation, of which Mr. Doran is a director and, accordingly, shares voting and investment power. This amount excludes 4,537,500 Shares held by AP West Associates, L.P., a limited partnership whose limited partner is a trust of which Mr. Doran is a co-trustee.

(6)	Includes 300,000 Shares held by the Carmen Romeo Two Year Grantor Annuity Trust for which Mr. Romeo serves as Trustee. Includes an aggregate of 42,100 Shares held in custodianship for the benefit of Mr. Romeo’s minor children, of which Mr. Romeo’s brother is a custodian. Mr. Romeo disclaims beneficial ownership of the Shares held in custodianship. Also includes 35,000 Shares held by Mr. Romeo’s wife.

(7)	Includes 14,222 Shares held by the Richard B. Lieb 2004 Trust FBO children and 25,785 Shares held by the Richard B. Lieb Four Year Annuity Trust and 60,000 Shares held by the Richard B. Lieb 2006 Four Year Annuity Trust each of which are Grantor Retained Annuity Trusts for which Mr. Lieb serves as trustee.

(8)	Includes 1,583,750 shares that may be acquired upon the exercise of stock options exercisable within 60 days of March 15, 2007. Includes 16,282,740 shares which are pledged as security to third parties.

(9)	Consists of shares beneficially owned by Mr. Vassalluzzo by virtue of his shared voting and investment control over such shares, including 5,171,416 shares owned by three private investment partnerships for which Messrs. Smith and Vassalluzzo are each a general partner, and 199,100 shares owned by an employee profit sharing plan for which Messrs. Smith and Vassalluzzo are each a trustee. Mr. Vassalluzzo disclaims beneficial ownership of such shares in excess of his pecuniary interest therein.

EXECUTIVE COMPENSATION

The Summary Compensation Table set forth below summarizes total compensation paid or earned by our Chief Executive Officer, our Chief Financial Officer and our five other most highly compensated executive officers for services rendered in all capacities for the year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

					All Other
Name and Principal		Salary	Bonus	Option Awards	Compensation		Total
Position	Year	($) (1)	($) (2)	($) (3)	($) (4)		($)
(a)	(b)	(c)	(d)	(f)	(i)		(j)
Alfred P. West, Jr.
Chairman of the Board
and Chief Executive
Officer	2006	310,000	550,000	---	10,024		870,024
Dennis J. McGonigle
Executive Vice President
and Chief Financial
Officer	2006	250,000	500,000	266,436	7,300		1,023,736
Joseph P. Ujobai
Executive Vice
President – Global	2006	250,000	500,000	378,211	1,268,288	(5)	2,396,499
Edward D. Loughlin
Executive Vice
President – Global
Institutional	2006	250,000	505,000	266,436	8,183		1,029,619
Wayne M. Withrow
Executive Vice
President – Investment
Advisors	2006	250,000	505,000	358,892	7,715		1,121,607
Robert F. Crudup
Executive Vice
President – Private
Banking & Trust	2006	250,000	500,000	279,281	113,359	(6)	1,142,640
N. Jeffrey Klauder
Executive Vice
President – Legal &
Compliance	2006	250,000	500,000	1,417,509	7,842		2,175,351

(1)	Compensation deferred at the election of the executive, pursuant to our Capital Accumulation Plan (“CAP”), is included in the year in which such compensation is earned.

(2)	Cash bonuses for services rendered during 2006 have been listed in the year earned, but were actually paid in the following fiscal year.

(3)	Reflects the amounts expensed during 2006 on the Company’s books and records under the provisions of the Statement of Financial Accounting Standards No. 123R (“FAS 123R”) for all options previously granted and held by the named individual, but, in accordance with SEC regulations, without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)	Includes matching contributions during 2006 to the CAP for the named individuals as well as supplemental life insurance premiums with respect to life insurance on the named individual.

(5)	Includes $1,261,114 for rental housing costs, tax gross up, automobile allowance and other living expenses related to a work assignment in our London office.

(6)	Includes $104,459 for housing, including mortgage, utilities and other general housing expenses.

EMPLOYMENT ARRANGEMENTS

We also have certain expense reimbursement arrangements in effect for Mr. Ujobai which provide for the reimbursement of living expenses on generally an after tax basis with respect to his work assignment in London. A similar arrangement with Mr. Crudup was in effect during 2006 but was terminated at the beginning of 2007. The amounts for both of these expense arrangements are reflected in column (i) of the above Summary Compensation Table and are further described in the table’s footnotes. When Mr. Klauder joined SEI in 2004, we entered into a letter agreement with Mr. Klauder pursuant to which he is entitled to compensation generally comparable with that of the other senior management of the Company, to a severance payment of twice the amount of his salary and bonus in the event that he is terminated by the Company without cause and to the immediate vesting of his unvested options in the event that he is terminated without cause or upon his death or retirement at age 65. Under this agreement, in the event of a termination of Mr. Klauder without cause, Mr. Klauder would be entitled to a payment of $1.5 million plus the acceleration of vesting of all options held by Mr. Klauder.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table discloses certain information concerning options granted during 2006 to each of the named executive officers. Other than these grants, none of the executive officers received any other equity or non-equity incentive plan awards providing for future payouts.

			Exercise or Base	Grant Date Fair Value
	Grant Date	Number of Securities	Price of Option	of Option Awards
Name	(1)	Underlying Options	($/Sh)	($)(2)
(a)	(b)	(j)	(k)	(l)
Alfred P. West, Jr.	N/A	0	N/A	N/A
Dennis J. McGonigle	12/13/2006	19,000	59.21	467,305
Joseph P. Ujobai	12/13/2006	24,000	59.21	590,280
Edward D. Loughlin	12/13/2006	19,000	59.21	467,305
Wayne M. Withrow	12/13/2006	19,000	59.21	467,305
Robert F. Crudup	12/13/2006	0	N/A	N/A
N. Jeffrey Klauder	12/13/2006	19,000	59.21	467,305

(1)

All stock options granted to our named executive officers in 2006 were nonqualified options granted upon the approval of the Compensation Committee on December 13, 2006 under the Company’s 1998 Plan, with an exercise price per Share equal to the fair market value of our Shares on that date. Fifty percent of these options vest on December 31 of the year in which SEI attains an adjusted earnings per share of $3.00 or more, and the remaining fifty percent of these options vest on December 31 of the year in which SEI attains an adjusted earnings per share of $4.75 or more (based upon audited financial statements of the Company and subject to certain adjustments relating to the option expense recorded by the Company under FAS 123R).

(2)

The Grant Date Fair Value of the Option Grants was based on a performance stock option model and the weighted average fair value of an option granted in 2006 is expected to be $24.60. This value was based on the price determined for each portion of the grant having different vesting provisions pursuant to the Black-Scholes stock option pricing model using the following weighted average assumptions as of December 14, 2006, the date of grant:

Price	$59.21
Expected term (in years)	7.20
Expected volatility	31.67%
Expected dividend yield	0.41%
Risk Free interest rate	4.64%

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table reflects outstanding stock options held by the named executive officers as of December 31, 2006.

	Number of	Number of
	Securities Underlying	Securities Underlying
	Unexercised Options	Unexercised Options		Option
	(#)	(#)	Option Exercise	Expiration
Name	Exercisable	Unexercisable (1)	Price ($)	Date
(a)	(b)	(c)	(e)	(f)
Alfred P. West, Jr.	0	0	N/A	N/A
Dennis J. McGonigle	60,000	0	14.96	12/16/2008
	30,000	0	19.75	12/20/2009
	20,000	0	50.00	12/14/2010
	15,000	0	42.86	12/13/2011
	10,000	10,000	29.42	12/10/2012
	12,500	12,500	29.56	12/16/2013
	25,000	0	43.09	12/14/2014
	0	15,000	38.55	12/14/2015
	0	19,000	59.21	12/13/2016
Joseph P. Ujobai	8,500	0	14.96	12/16/2008
	24,000	0	19.75	12/20/2009
	25,000	0	50.00	12/14/2010
	25,000	0	42.86	12/13/2011
	15,000	15,000	29.42	12/10/2012
	15,000	15,000	29.56	12/16/2013
	40,000	0	43.09	12/14/2014
	0	25,000	38.55	12/14/2015
	0	24,000	59.21	12/13/2016
Edward D. Loughlin	30,000	0	7.00	12/18/2007
	36,000	0	14.96	12/16/2008
	15,000	0	19.75	12/20/2009
	15,000	0	50.00	12/14/2010
	15,000	0	42.86	12/13/2011
	10,000	10,000	29.42	12/10/2012
	12,500	12,500	29.56	12/16/2013
	20,000	0	43.09	12/14/2014
	0	15,000	38.55	12/14/2015
	0	19,000	59.21	12/13/2016
Wayne M. Withrow	83,000	0	7.00	12/18/2007
	45,000	0	14.96	12/16/2008
	30,000	0	19.75	12/20/2009
	25,000	0	50.00	12/14/2010
	25,000	0	42.86	12/13/2011
	12,500	12,500	29.42	12/10/2012
	15,000	15,000	29.56	12/16/2013
	25,000	0	43.09	12/14/2014
	0	25,000	38.55	12/14/2015
	0	19,000	59.21	12/13/2016
Robert F. Crudup	45,000	0	14.96	12/16/2008
	15,000	0	19.75	12/20/2009
	20,000	0	50.00	12/14/2010
	20,000	0	42.86	12/13/2011
	12,500	12,500	29.42	12/10/2012
	12,500	12,500	29.56	12/16/2013
	25,000	0	43.09	12/14/2014
	0	15,000	38.55	12/14/2015

	Number of	Number of
	Securities Underlying	Securities Underlying
	Unexercised Options	Unexercised Options		Option
	(#)	(#)	Option Exercise	Expiration
Name	Exercisable	Unexercisable (1)	Price ($)	Date
(a)	(b)	(c)	(e)	(f)
N. Jeffrey Klauder	2,000	2,000	29.56	12/16/2013
	100,000	100,000	30.01	8/13/2014
	12,500	0	43.09	12/14/2014
	0	25,000	38.55	12/14/2015
	0	19,000	59.21	12/13/2016

(1)	The following table sets forth opposite the relevant option expiration date, the vesting thresholds for all options which are currently unexercisable:

	50% Exercisable When	100% Exercisable
	SEI’s Reported EPS	When SEI’s Reported
	Plus FAS 123R	EPS Plus FAS 123R
Option Expiration Date	Expense Exceeds	Expense Exceeds
12/10/2012 - 12/13/2014	Vested	$3.25
12/14/2014	Vested	Vested
12/14/2015	$2.50	$4.00
12/13/2006	$3.00	$4.75

All options expiring before December 14, 2015 are exercisable in their entirety at the beginning of the third year before their expiration (on the seventh anniversary of their date of grant).

OPTION EXERCISES TABLE

The following table reflects options which were exercised by the named executive officers that vested during 2006. None of the named executive officers hold restricted stock awards.

	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)
(a)	(b)	(c)
Alfred P. West, Jr.	0	0
Dennis McGonigle	180,000	7,063,951
Joseph P. Ujobai	14,000	517,281
Edward D. Loughlin	0	0
Wayne M. Withrow	55,000	2,270,701
Robert F. Crudup	62,000	2,770,776
N. Jeffrey Klauder	0	0

DIRECTOR COMPENSATION

Each director who is not an employee of SEI receives $2,500 per meeting attended in person ($500 for telephonic attendance) and an annual retainer of $25,000. The chairman of our Audit Committee and Compensation Committee receives an additional annual fee of $10,000 and $5,000, respectively. Each director who is not an employee of SEI receives $2,000 per committee meeting attended in person ($500 for telephonic attendance), other than committee meetings held in conjunction with Board meetings, and an annual retainer of $5,000 for each committee on which they serve. In addition, each non-employee director receives an annual grant of 4,000 options to purchase shares and a grant of options to purchase 8,000 shares upon joining the Board.

On December 14, 2006, our non-employee directors, Mr. Doran, Mr. Porter, Mr. Lieb, Mr. Romeo, Mr. Ross, Mr. Smith, Ms. McCarthy and Ms. Blumenstein, each were granted options under the 1998 Plan to purchase 4,000 Shares at an exercise price of $59.21, all of which options remained outstanding at December 31, 2006. These options have a ten-year term. Fifty percent of these options vest on December 31 of the year in which SEI attains adjusted earnings per share of $3.00 or more, and the remaining fifty percent of these options vest on December 31 of the year in which SEI attains adjusted earnings per share of $4.75 or more (based upon audited financial statements of the Company and subject to certain adjustments relating to the option expense recorded by the Company under FAS 123R).

	Fees Earned or	Option Awards	All Other
Name	Paid in Cash ($)	($) (1)	Compensation ($)	Total ($)
(a)	(b)	(d)	(g)	(h)
Sarah W. Blumenstein	43,000	98,380	0	141,380
William M. Doran	43,000	98,380	298,000 (2)	439,380
Richard B. Lieb	38,000	98,380	0	136,380
Kathryn McCarthy	50,000	98,380	0	148,380
Henry Porter	60,000	98,380	0	158,380
Carmen V. Romeo	38,000	98,380	0	136,380
Howard Ross	50,000	98,380	0	148,380
Thomas Smith	48,000	98,380	0	146,380

(1)	The Grant Date Fair Value of the Option Awards was based on a performance stock option model and the weighted average fair value of an option granted in 2006 is expected to be $24.60. This value was based on the price determined for each portion of the grant having different vesting provisions pursuant to the Black-Scholes stock option pricing model using the following weighted average assumptions as of December 14, 2006, the date of grant:

Price	$59.21
Expected term (in years)	7.20
Expected volatility	31.67%
Expected dividend yield	0.41%
Risk Free interest rate	4.64%

(2)	During 2006, Mr. Doran received trustee fees of $178,000 for serving as a trustee of approximately ten mutual funds or trusts, each of which are either administered or sponsored by the Company. During 2006, Mr. Doran also served as a director of SEI Investments (Europe), Limited, SEI Investments (Asia), Limited, SEI Investments – Global Fund Services Limited and SEI Investments Global, Limited, and SEI Investments Distribution Co., Inc. and received $10,000 per month pursuant to a consulting agreement with the Company.

COMPENSATION DISCUSSION & ANALYSIS

The following compensation discussion and analysis contains statements regarding future individual and company performance measures, targets and other goals. These goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

SEI’s compensation philosophy (which is intended to apply to all members of management, including SEI’s Chairman and Chief Executive Officer), as implemented by the Compensation Committee, is to provide a compensation program for management that results in competitive levels of compensation and that emphasizes incentive plans and equity plans aligned with attaining SEI’s annual goals and longer-term objectives. SEI believes that this approach enables SEI to attract, retain and reward highly qualified personnel and helps SEI achieve its goals.

The compensation program consists of base salary, bonuses pursuant to an annual incentive plan and grants of stock options (in addition to benefits afforded to all employees, such as healthcare insurance and stock purchase and defined contribution plans). The Compensation Committee has not retained a compensation consultant to advise it on benchmarking compensation.

The discussion below describes the Compensation Committee’s compensation process for 2006.

BASE SALARIES

The Compensation Committee seeks to recommend base salaries for management employees at levels that are competitive with salaries paid to management with comparable qualifications, experience and responsibilities at companies of comparable size engaged in the same or similar businesses as SEI. Since 1992, the Compensation Committee has minimized base salary increases. Although the Compensation Committee may recommend some base salary increases in 2007, the Compensation Committee intends that incentive compensation will continue to be a substantial portion of overall compensation. Base salaries may also be adjusted for individuals to reflect competitive job market conditions or if an employee is promoted or given increased responsibilities. None of the named executive officers base salaries were increased during 2006.

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INCENTIVE COMPENSATION

During the first quarter of each year, the Compensation Committee reviews target performance goals that are developed by SEI’s Chief Executive Officer and senior management of each business unit of SEI. The Compensation Committee uses these to set threshold and target performance goals for purposes of the annual incentive compensation plan. Goals are established at the corporate level and also at the business-unit levels. Bonus pools for achieving targets are established for business units and for senior management (including SEI’s Chief Executive Officer). Each individual then is assigned a target compensation award. For 2006, this award was based on two indices: a corporate goal index and a unit goal index. There is an accelerator for performance that exceeds either the corporate or unit goals, as well as a decelerator for performance that falls short of goals. Although sales compensation continues to be based in part on a standard revenue payout, also incorporated in the computation of sales compensation are a corporate-goal index and a unit-goal index, with dampened accelerators and decelerators.

During December of each year, the Compensation Committee reviews SEI’s actual performance as compared to the threshold and target goals and determines the total amount of bonuses for the year, including the bonus to be paid to SEI’s Chief Executive Officer. In addition, the size of the final bonus pools may be adjusted for nonfinancial achievements, changes in the business units or other organizational changes during the year. The amount of the bonus to be paid to each member of senior management (other than SEI’s Chief Executive Officer) is recommended to the Compensation Committee by the Chief Executive Officer of SEI and is subject to the approval of the Compensation Committee. These bonus recommendations and approvals reflect, in addition to SEI’s overall performance, the performance of the individual’s business unit and any individual achievements during the year, as well as internal and client evaluations. The amount of the bonus to be paid to SEI’s Chief Executive Officer is determined by the Compensation Committee based on SEI’s achievement of profitability and revenue growth goals and strategic organizational goals. In each case, the incentive compensation plan determines the starting point for these bonuses and, in most cases, reflects the amount of bonus ultimately awarded. The annual incentive compensation targets for 2006 of Mr. West and the other named executive officers were $550,000 and $500,000, respectively. These target amounts were not increased during 2006.

For 2006, the Compensation Committee approved an incentive compensation plan based on assigning each employee an individual target compensation award. The actual award was then based on the achievement of (1) the corporate goals and (2) the employee’s business unit goals. The corporate goals for payment of the 2006 annual incentive awards at 100 percent of target were:

Goal	Weighting	Target
EPS	30%	$2.15 per share
Consolidated Revenue (excluding LSV)	25%	$875 million
Annualized Revenue from Sales Events
During Year	20%	$65 million
Client Losses	15%	50% of previous years losses
Global Wealth Platform	10%	Begin internal beta usage of the Global Wealth Platform

After applying the actual results for 2006 and the weightings to these metrics, the Compensation Committee determined that the metrics were achieved at a 99.27 percent level and awarded incentive compensation payouts to the named executive officers at approximately 100 percent of their target amounts. In determining the 2006 incentive compensation awards, the Compensation Committee considered the financial performance of the Company, including the matters described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as progress on the Company’s strategy. In particular, the Committee considered that the diluted earnings per share of the Company for 2006 was $2.33, an increase of approximately 27 percent over the diluted earnings per share of the Company for 2005, despite the inclusion in 2006 of some $24.8 million of FAS 123R option expense. The Committee also considered the accomplishments of the Company in beginning the internal beta usage of the Global Wealth Platform and signing the first UK client to receive Global Wealth Services using the Platform.

STOCK OPTIONS

Stock option grants are viewed by the Compensation Committee as an important means of aligning the interests of management and employees with the interests of shareholders. Prior to 1992, SEI’s philosophy was to grant stock options to senior management as an additional form of compensation for services rendered. In accordance with this philosophy, senior management normally would receive option grants each year, except for Mr. West, who has never received stock option grants from SEI. At the end of 1997, SEI implemented changes in its stock option plans and related plans for the purpose of encouraging long-term stock ownership by employees and to tie the vesting of stock options to SEI’s financial performance. Beginning with stock options granted at the end of 1997, all of the stock options granted by the Company have performance-based vesting provisions: the stock options vest at a rate of 50 percent when a specified earnings-per-share target is achieved, and the remaining 50 percent when a second, higher specified earnings-per-share target is achieved. The options granted prior to 2006 fully vest after seven years from the date of grant. Beginning in 2006, the Compensation Committee determined to eliminate this seven year vesting trigger and, as a result, options do not vest as a result of the passage of time, but solely as a result of achievement of the financial vesting targets established by the Compensation Committee at the time of grant. Option awards are generally determined by the Compensation Committee in December of each year. The Chief Executive Officer of the Company reviews with the Compensation Committee the option grants for each executive officer of the Company, other than himself, as well as the specific option grants for the other employees of the Company. The Compensation Committee then deliberates and establishes the specific option grants and finally submits these option grant amounts to the entire Board of Directors for ratification.

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In 2006, the Compensation Committee approved the grant of approximately1,787,000 options to approximately 400 employees and directors of the Company, a reduction from the 2,259,000 options granted during 2005. During 2006, the Company repurchased in open market or private transactions 2,345,000 Shares under its stock repurchase program, compared to 4,443,000 Shares repurchased during 2005.

During 2006, each executive officer, other than Messrs. West and Crudup, received an option grant of 19,000 shares, except that Mr. Ujobai received a grant of 24,000 shares in recognition of the deployment of the Global Wealth Platform in the UK and his responsibilities in connection with the globalization of the Private Banking and Trust segment. Each of these options have performance-based vesting provisions which provide for vesting based upon the Company’s attainment of specified adjusted earnings-per-share thresholds.

APPLICATION OF SECTION 162(M)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility by a “public company” of compensation in excess of $1 million paid to certain of its executive officers, except to the extent that any excess compensation is “performance-based compensation within the meaning of the Code and the regulations promulgated thereunder.” In connection with the above-discussed awards and payments, the Compensation Committee considered the deductibility of compensation under Section 162(m) of the Code and it is the Compensation Committee’s intention to structure executive compensation to minimize the application of the deduction limitations of Section 162(m) insofar as consistent with the Compensation Committee’s overall compensation objectives.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary, this Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 as amended (the “Exchange Act”) except to the extent that SEI specifically incorporates this information by reference and this information shall not be deemed filed under such Acts.

The members of the Compensation Committee consist of Thomas W. Smith (Chair), Henry H. Porter, Jr. and Kathryn M. McCarthy, each of whom is an independent director as defined in the rules of The NASDAQ Stock Market, Inc. The Committee operates under a Charter approved by the Board of Directors which states that among the purposes of the Compensation Committee are to establish and periodically review the Company’s compensation philosophy and the adequacy of compensation plans and programs for executive officers and other Company employees; to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans; to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance; to review and monitor management development and succession plans and activities; and to prepare the report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the Securities and Exchange Commission Rules and Regulations.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Thomas W. Smith (Chair)
Kathryn M. McCarthy
Henry H. Porter, Jr.

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AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that SEI specifically incorporates this information by reference and this information shall not be deemed filed under such Acts.

The Audit Committee of SEI’s Board of Directors currently is composed of three independent directors and operates under a written charter adopted by SEI’s Board of Directors that complies with the rules adopted by The NASDAQ Stock Market, Inc. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The members of the Audit Committee are Mr. Porter (Chair), Mr. Ross and Ms. McCarthy.

The role of the Audit Committee is to assist our Board of Directors in its oversight of the quality and integrity of SEI’s financial reporting process. The Audit Committee also has sole authority, among other things, to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of SEI’s independent auditors. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with generally accepted accounting principles. SEI’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee met ten times in 2006 and held discussions with management and the independent auditors. Management represented to the Audit Committee that SEI’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of SEI’s accounting principles.

SEI’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditing firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that SEI’s Board of Directors include the audited consolidated financial statements in SEI’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee:
Henry H. Porter, Jr. (Chair)
Kathryn M. McCarthy
Howard D. Ross

OTHER MATTERS

As of the date of this Proxy Statement, management knows of no other matters to be presented for action at our 2007 Annual Meeting of Shareholders. However, if any further business should properly come before our 2007 Annual Meeting of Shareholders, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

COST SAVINGS INITIATIVES

Electronic Access to Proxy Materials and Annual Reports. Holders of shares registered in their name on the records of ADP may sign up to receive electronic access to the proxy materials and annual reports rather than receiving mailed copies. This option will be presented to shareholders immediately following voting via the Internet. These shareholders will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on an SEI website. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remain in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial shareholders also may be able to request electronic access to proxy materials by contacting their broker, bank or nominee.

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Reduce Duplicate Mailings. Eligible beneficial shareholders of record who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareholder at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If a beneficial shareholder at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareholder may contact their respective bank, broker or nominee to request that the householding service not be applied to their shares.

Registered shareholders and shareholders of record through the Company’s 401(K) Plan will have the opportunity this year to also receive householding services. You can confirm your consent to receiving this cost saving service by checking the box in the enclosed proxy card. If no response is received, an implied consent to receive householding automatically goes into effect 60 days after the date of the Annual Meeting. Once the consent is granted, should you choose to discontinue receiving householding services, you may contact ADP Investor Communication Services by telephone at: 1-(800)-542-1061 or by written letter at the following address: Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Electronic Access to Information about the Company. SEI publishes its earnings releases on its website and makes available to its shareholders the opportunity to listen to the Company’s quarterly earnings calls. Shareholders are able to review these earnings releases and to participate in the calls by visiting the Company’s website at www.seic.com. Our website is not part of this Proxy Statement or any of our other filings made with the Securities and Exchange Commission; references to our website in this Proxy Statement are intended to be inactive textual references only.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities with the Securities and Exchange Commission and the NASD. Executive officers, directors and persons who own more than 10 percent of our Common Stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3, 4 and 5 furnished to us, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, we believe that all of our executive officers, directors and persons who own more than 10 percent of our Common Stock complied with all Section 16(a) filing requirements applicable to them during 2006, except that each of Henry Porter and Joseph Ujobai filed one late Form 4 relating to a single transaction.

SOLICITATION OF PROXIES

The accompanying proxy card is solicited on behalf of our Board of Directors. Following the original mailing of the proxy materials, proxies may be solicited personally by our officers and employees, who will not receive additional compensation for these services. We will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

PROPOSALS OF SHAREHOLDERS

Proposals that shareholders intend to present at our next annual meeting of shareholders must be received by our Secretary at our principal offices (1 Freedom Valley Drive, Oaks, PA 19456-1100) no later than December 14, 2007.

ADDITIONAL INFORMATION

We will provide without charge to any person from whom a proxy is solicited by our Board of Directors, upon the written request of such person, a copy of our 2006 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Any such requests should be directed to Murray A. Louis, Vice President, at the Company’s principal offices at 1 Freedom Valley Drive, Oaks, PA 19456-1100, telephone number (610) 676-1000.

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      1 FREEDOM VALLEY DRIVE
      OAKS, PA 19456-1100
      610 676 1000

      WWW.SEIC.COM

SEI INVESTMENTS COMPANY

2007 EQUITY COMPENSATION PLAN

SEI INVESTMENTS COMPANY

2007 EQUITY COMPENSATION PLAN

     1. Purpose

     The purpose of the Plan is to provide designated (i) Employees of the Company and its subsidiaries, (ii) Non-Employee Directors of the Company and its subsidiaries and (iii) Consultants who perform services for the Company and its subsidiaries with the opportunity to receive grants of Options and SARs. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of the participants with those of the shareholders.

     All capitalized terms shall be as defined in Section 2 below.

     2. Definitions

     Whenever used in this Plan, the following terms will have the respective meanings set forth below:

     (a) “Board” means the Company’s Board of Directors.

     (b) “Change of Control” shall be deemed to have occurred if:

          (i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

          (ii) The consummation of (1) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (2) a sale or other disposition of all or substantially all of the assets of the Company, or (3) a liquidation or dissolution of the Company; or

          (iii) After the date on which this Plan is approved by the shareholders of the Company, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

     (c) “Code” means the Internal Revenue Code of 1986, as amended.

     (d) “Committee” means (i) with respect to Grants to Employees and Consultants, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, and (ii) with respect to Grants made to Non-Employee Directors, the Board or its delegate. Notwithstanding the foregoing, with respect to Grants to Employees that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, as well as to Employees who are officers of the Company, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

     (e) “Company” means SEI Investments Company and any successor corporation.

     (f) “Company Stock” means the common stock of the Company.

     (g) “Consultants” means any consultant or advisor who performs services for the Employer.

     (h) “Effective Date” means June 1, 2007, subject to approval of the Plan by the shareholders of the Company.

     (i) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

     (j) “Employer” means the Company and its subsidiaries.

     (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (l) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

     (m) “Fair Market Value” means, as of any date, unless otherwise required by any applicable provisions of the Code or regulations thereunder, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

     (n) “Grant” means an Option or SAR granted under the Plan.

     (o) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

     (p) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

     (q) “Non-Employee Director” means a member of the Board, or a member of the Board of Directors of a subsidiary, who is not an employee of the Employer.

     (r) “Nonqualified Stock Option” means an Option that is not intended to meet the requirements of section 422 of the Code.

     (s) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Company Stock at a specified exercise price for a specified period of time, as described in Section 7.

     (t) “Participant” means an Employee, Non-Employee Director or Consultant designated by the Committee to receive a Grant under the Plan.

     (u) “Plan” means this SEI Investments Company 2007 Equity Compensation Plan, as in effect from time to time.

     (v) “SAR” means an award of a stock appreciation right, as described in Section 8.

     3. Administration

     (a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

     (b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 14 below, and (v) deal with any other matters arising under the Plan.

     (c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grant awarded hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

     4. Grants

          Grants under the Plan may consist of Options as described in Section 7 and SARs as described in Section 8. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement or an amendment to the Grant Agreement. The Committee shall approve the form and provisions of each Grant Agreement. Grants under a particular Section of the Plan need not be uniform as among the Participants. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.

     5. Shares Subject to the Plan

     (a) Shares Authorized. Subject to adjustment as described in subsection (d) below, the aggregate number of shares of Company Stock that may be issued under the Plan is 10,000,000 shares.

     (b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs.

     (c) Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 200,000 shares, subject to adjustment as described in subsection (d) below. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate.

     (d) Adjustments. If, after April 3, 2007, there is any change in the number, kind or value of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 11 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A and 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

     6. Eligibility for Participation

     (a) Eligible Persons. All Employees, Non-Employee Directors and Consultants shall be eligible to participate in the Plan.

     (b) Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Consultants to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

     7. Options

     (a) General Requirements. The Committee may grant Options to an Employee, Non-Employee Director or Consultants upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Consultants.

     (b) Type of Option, Price and Term.

          (i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors or Consultants.

          (ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

          (iii) The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

     (c) Exercisability of Options.

          (i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

          (ii) The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

          (iii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

     (d) Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is actively employed by the Employer, or actively providing service as a Non-Employee Director or Consultant; provided that for this purpose a Participant shall not be considered actively employed by or actively providing services to the Employer during any paid notice or severance period. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of active employment or active service.

     (e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash or by check, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

     (f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

     8. Stock Appreciation Rights

     (a) General Requirements. The Committee may grant SARs to Employees, Non-Employee Directors or Consultants separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR may be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

     (b) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

     (c) Exercisability. An SAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. Except as provided in the Grant Agreement, an SAR may only be exercised while the Participant is actively employed by the Employer, or actively providing service as a Non-Employee Director or Consultant; provided that for this purpose a Participant shall not be considered actively employed by or actively providing services to the Employer during any paid notice or severance period. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

     (d) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

     (e) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

     (f) Form of Payment. The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

     9. Withholding of Taxes

     (a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

     (b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

     10. Transferability of Grants

     (a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

     (b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

     11. Consequences of a Change of Control

     In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, as of the date of the Change of Control or at such other time as the Committee determines; (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines; (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; or (iv) the Committee may determine that Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

     (a) Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

     12. Requirements for Issuance of Shares

     No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

     13. Amendment and Termination of the Plan

     (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 14(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

     (b) No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the shareholders of the Company provide prior approval for such repricing.

     (c) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

     14. Miscellaneous

     (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee

     (b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

     (c) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

     (d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

     (e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director, Consultant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

     (f) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     (g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

     (h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

1 FREEDOM VALLEY DRIVE
P.O. BOX 1099
OAKS, PA 19456-1100

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to SEI Investments Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SEINV1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SEI INVESTMENTS COMPANY
This proxy is being solicited on behalf of the Board of Directors of SEI Investments Company. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.
						For All	Withold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1.	Election of Directors					☐	☐	☐
Nominees (class with term expiring 2010):
01) Alfred P. West, Jr. 02) William M. Doran 03) Howard D. Ross

Vote on Proposals										For	Against	Abstain

2.	Approval of the SEI 2007 Equity Compensation Plan.									☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as SEI Investments Company’s independent registered public accountants for 2007.									☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Receipt of notice of said meeting and the proxy statement of SEI Investments Company accompanying the same is hereby acknowledged.
Note: Please sign exactly as your name appears hereon. When shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date

SEI INVESTMENTS COMPANY

This proxy is solicited on behalf of our Board of Directors.

     The undersigned shareholder of SEI Investments Company (the “Company”) hereby appoints N. Jeffrey Klauder and Ruth A. Montgomery, the proxy or proxies of the undersigned, and hereby authorizes them to represent and to vote as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned at the close of business on April 4, 2007, at the Annual Meeting of Shareholders to be held on May 23, 2007, and at any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)